                                                                     Exhibit  11

                           Marks Bros. Jewelers, Inc.
                       Computation of Per Share Earnings

                                                    Three Months Ended          Three Months Ended
                                                      April 30, 1996              April 30, 1995
                                                    -----------------           ------------------

Net (loss)                                             $ (858,000)                 $(2,232,000)

Average Shares Outstanding(1)                           5,077,200                    4,551,137

Additional shares assuming conversion
  of Class B shares                                         3,588                        3,588
                                                       ----------                  -----------

Average number of common shares
  and common share equivalents
  outstanding                                           5,080,787                    4,554,725
                                                       ==========                  ===========
Net (loss) per share                                   $     (.17)                 $      (.49)
                                                       ==========                  ===========






(1) Included in the 5,077,200 average number of shares outstanding is the effect of the exercise of 126,700 options on April 10, 1996.